Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Other Information” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information in Post-Effective Amendment No. 141 to the Registration Statement (Form N-1A, No. 002-97596 and No. 811-04297) of VanEck Funds and to the incorporation by reference of our reports dated February 27, 2017 on CM Commodity Index Fund, Emerging Markets Fund, Global Hard Assets Fund, International Investors Gold Fund, Long/Short Equity Index Fund, Unconstrained Emerging Markets Bond Fund and VanEck NDR Managed Allocation Fund (seven of the series constituting VanEck Funds) (the “Funds”) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, NY

April 7, 2017